Amended and Restated
FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 25th day of March, 2009, by and between Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interests (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust and UMBFS desire to enter into an agreement pursuant to which UMBFS shall provide fund accounting services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and UMBFS may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment

The Trust hereby appoints UMBFS as fund accountant of the Funds for the period and on the terms set forth in this Agreement.  UMBFS accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Services as Fund Accountant

(a)         Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its current and prior agents and service providers, UMBFS will: (1) calculate daily net asset values of the Funds (i) in accordance with the Trust’s operating documents as provided to UMBFS, (ii) based on security valuations provided or directed by the Trust and pricing service(s) as provided herein, and (iii) based on expense accrual amounts provided by the Trust or a representative or agent of the Trust; (2) maintain all general ledger accounts and related sub-ledgers needed as a basis for the calculation of the Funds’ net asset values; and (3) communicate at an agreed-upon time the net asset values for the Funds to parties as agreed upon from time to time.  As used in this Agreement, the term “investment adviser” shall mean a Fund’s investment adviser(s), all sub-advisers or persons performing similar services.  The duties of UMBFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder.  In the event UMBFS is asked to correct any action taken or inaction by any prior service provider then UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.

(b)         The Trust, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, administrator, transfer agent, custodian and other service providers and agents to cooperate with UMBFS and to provide UMBFS with such information, documents and communications relating to the Funds and the Trust as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder.   The Trust shall use its best efforts to cause any of its former officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other service providers to provide UMBFS with such information, documents and communications as necessary and/or appropriate in order to enable UMBFS to perform its duties hereunder.  In connection with its duties hereunder, UMBFS shall (without investigation or verification) reasonably be entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to UMBFS by an authorized officer, representative or agent of the Trust or by any of the aforementioned persons.  UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Trust. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust.

(c)         To the extent required by Rule 31a-3 under the 1940 Act, UMBFS hereby agrees that all records which it maintains for the Trust pursuant to its duties hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  Subject to the terms of Section 6, and where applicable, UMBFS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by UMBFS for the Trust.

(d)         It is understood that in determining security valuations, UMBFS employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Trust.  UMBFS shall price the securities and other holdings of the Trust for which market quotations or prices are available by the use of such services.  For those securities where (i) prices are not provided by the pricing service(s) utilized by UMBFS, (ii) the price provided by the pricing service is believed by the adviser to be unreliable, or (iii) a significant event has occurred that will affect the value of the securities (as determined by the adviser), the Trust, under the supervision of its Board of Trustees and acting through its Valuation Committee, shall approve, in good faith, the method for determining the fair value of the securities.  The Trust, under the supervision of its Board of Trustees and acting through its Valuation Committee,  shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to UMBFS the resulting prices for use in its calculation of net asset values.  UMBFS is authorized to rely on the prices provided by such service(s) or by the authorized representative of the Trust without investigation or verification.

(e)        It is understood that the Funds’ investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Funds under the 1940 Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information.  UMBFS’ monitoring and other functions hereunder shall not relieve the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

3.         Fees; Delegation; Expenses

(a)         In consideration of the services rendered pursuant to this Agreement, the Trust will pay UMBFS a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that UMBFS corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, UMBFS shall be entitled to additional fees as provided in Schedule B.  Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee.  Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum.  Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current services, or to add Funds for which UMBFS has been retained.

(b)         For the purpose of determining fees payable to UMBFS, net asset value shall be computed in accordance with the Trust’s Prospectuses and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)         UMBFS will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein.  UMBFS shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: security pricing services; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

(d)         Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis.  The Trust agrees to pay all fees within thirty days of receipt of each invoice.

4.         Proprietary and Confidential Information

UMBFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds’ shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where UMBFS may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to the date hereof, shall not be subject to this paragraph.

5.         Limitation of Liability

 (a)          UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, UMBFS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, communications, data, documents or information (without investigation or verification) received by UMBFS from an authorized officer, representative or agent of the Trust, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), or representatives of the Trust, or (iii) any action taken or omission by the Trust, investment adviser(s) or any past or current service provider.

(b)        UMBFS assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c)          The Trust agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) UMBFS’ actions or omissions except to the extent a Claim resulted from UMBFS’ willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) UMBFS’ reasonable reliance on, implementation of or use of (without investigation or verification) communications, instructions, requests, directions, information, data, security valuations, records and documents received by UMBFS from any other representative or agent of the Trust, or (iii) any action taken by or omission of the Trust, investment adviser(s) or any past or current  service provider.

(d)          In no event and under no circumstances shall the Indemnified Parties be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.  The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.         Term

(a)         This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.  This Agreement shall continue in effect with respect to each Fund until terminated as provided herein.  Either party may terminate this Agreement at any time by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective.

(b)         The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by UMBFS and the Trust.

(c)         Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Trust, UMBFS shall deliver the records of the Fund(s) and/or Trust as the case may be, in the form maintained by UMBFS (to the extent permitted by applicable license agreements) to the Trust or person(s) designated by the Trust at the Trust’s cost and expense, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting agent, including all reasonable trailing expenses incurred by UMBFS.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust requests UMBFS to provide additional services in connection therewith, UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.    UMBFS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

7.         Non-Exclusivity

The services of UMBFS rendered to the Trust are not deemed to be exclusive.  UMBFS may render such services and any other services to others, including other investment companies.  The Trust recognizes that from time to time directors, officers and employees of UMBFS and its affiliates may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that UMBFS or its affiliates may enter into other agreements with such other entities.

8.         Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.         Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  Notice to UMBFS shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Trust shall be sent to Investment Managers Series Trust, 803 West Michigan Street, Suite A, Milwaukee, WI 53233, Attention:  President with a copy to Michael Glazer, Paul, Hastings, Janofsky & Walker, 515 South Flower Street, Los Angeles, CA 90071.

10.         Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.         Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

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12.       Miscellaneous

This Agreement may be executed in counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST
(the “Trust”)

By:____________________________________________
President

UMB FUND SERVICES, INC.
(“UMBFS”)

By:____________________________________________
Executive Vice President

Third Amended and Restated
Schedule A
to the
Fund Accounting Agreement
by and between
Investment Managers Series Trust
and
UMB Fund Services, Inc.

Name of Funds

Zacks Multi-Cap Opportunities Fund
Zacks Market Neutral Fund
Victoria 1522 Fund
RNC Genter Dividend Income Fund

Schedule B
to the
Fund Accounting Agreement
by and between
Investment Managers Series Trust
and
UMB Fund Services, Inc.

Zacks Funds

Annual Net Asset-Based Fees (per portfolio)
■	Up to $50 million	3.00 basis points, plus
■	Next $150 million	2.00 basis points, plus
■	Next $150 million	1.50 basis points, plus
■	Thereafter	1.00 basis point

Annual Base Fee **
■	Per equity fund	$20,000
■	Per fixed income fund	$24,000
■	Per complex fund (international, long-short, swap, etc.)	$28,000

Minimum fees are aggregated and applied pro-rata across all funds.

Annual Multi-Class
Per additional class	$5,000

Pricing
Equity	$0.15 per security
International	$0.60 per security
Option	$0.15 per security
Bond	$0.60 per security
CMO	$1.15 per security
Municipal	$0.60 per security
Domestic Corporate Action	$1.50 per security, per month
International Corporate Action	$4.00 per security, per month
MBS Factors	$0.60 per security, per month
CMO Factors	$1.75 per security, per month
Variable Rate Changes	$1.25 per rate change
Fx Rates	$42.50 per month

Out-of-Pocket Expenses and Other Related Expenses
Out-of-pocket expenses include but are not limited to security transfer fees, certificate fees, shipping/courier fees or charges, FDIC insurance premiums, specialized programming charges, legal review/processing of restricted and private placement securities, proxy fees and charges,  system access/connect charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

*Fund Accounting fees will be discounted by 60% for the first 9 months after conversion to the Investment Managers Series Trust.

**The minimum annual fee is subject to an annual escalation equal to the increase in the Consumer Price Index –Urban Wage Earners (CPI) (but not to exceed five percent (5.0%) per year). This escalation will be effective beginning one year from the date of this Agreement (the “Anniversary Date”) and on the corresponding Anniversary Date each year thereafter. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.